   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996
                                             REGISTRATION NO. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 INNERDYNE, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                     87-0431168
 (State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                              1244 Reamwood Avenue
                           Sunnyvale, California 94089

                                 (408) 745-6010

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                WILLIAM G. MAVITY
                      President and Chief Executive Officer
                                 InnerDyne, Inc.

                              1244 Reamwood Avenue
                           Sunnyvale, California 94089
                                 (408) 745-6010

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                                CATHRYN S. CHINN
                                 LAURA A. GORDON
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 854-4488

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
            TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

If the securities only being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
          Title of Each Class                                  Proposed Maximum      Proposed Maximum
             of Securities                  Amount to be        Offering Price           Aggregate               Amount of
           to be Registered                  Registered          Per Share(1)        Offering Price(1)      Registration Fee
- ----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
  $.01 par value per share.............     166,667 shs           $3.25              $541,667.75               $186.78
==================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 23, 1996 pursuant to Rule 457(c).

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              SUBJECT TO COMPLETION

                                 INNERDYNE, INC.

                                 166,667 SHARES

                                  COMMON STOCK

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         All references herein to "InnerDyne" or the "Company" mean InnerDyne, Inc. unless otherwise indicated by the context.

         The 166,667 shares of InnerDyne Common Stock, $0.01 par value, covered by this Prospectus (the "Shares") are offered for the account of a stockholder of InnerDyne (the "Selling Stockholder"). The Shares were issued to the Selling Stockholder in connection with a private placement of InnerDyne Common Stock on April 17, 1996 (the "Private Placement"). For additional information concerning this Private Placement, see "Issuance of Common Stock to Selling Stockholder." The Selling Stockholder may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." The Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

         The Selling Stockholder may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

         On September 23, 1996, the last sale price of the Company's Common Stock on the Nasdaq National Market was $3.25 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                                                       Underwriting                Proceeds to
                                             Price to                 Discounts and            Selling Stockholder
                                              Public                  Commissions(1)
- -----------------------------------------------------------------------------------------------------------------------
Per Share                                 See Text Above              See Text Above              See Text Above
Total
- -----------------------------------------------------------------------------------------------------------------------

(1) All expenses of registration of the Shares, estimated to be approximately $18,750.00 shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholder are payable by the Selling Stockholder.


              The date of this Prospectus is _______________, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

           Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IDYN." Reports, proxy and information statements and other information about the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

         2. The Company's definitive Proxy Statement dated April 26, 1996, filed in connection with the Company's May 29, 1996 Annual Meeting of Stockholders.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on December 4, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Scott Mayfield, InnerDyne, Inc., 5060 West Amelia Earhart Drive, Salt Lake City, Utah 84116, telephone: (801) 350-3600.

                                   THE COMPANY

         InnerDyne designs, develops, manufacturers and commercializes minimally invasive surgical ("M.I.S.") access products incorporating its proprietary radial dilation technology. The Company also has proprietary technology in the areas of thermal ablation and biocompatible coatings, which it intends to continue developing either internally or through strategic alliances. InnerDyne, Inc. is the successor corporation resulting from the merger of CardioPulmonics, Inc. and InnerDyne Medical, Inc. in April 1994.

         The Company was incorporated in Utah in December 1985 as Midsix Cardiovascular/Pulmonary, Inc. and changed its name in July 1987 to CardioPulmonics, Inc., and in April 1994 to InnerDyne, Inc. The Company reincorporated in Delaware in January 1992. The Company's principal executive offices are located at 1244 Reamwood Avenue, Sunnyvale, California 94089 and its telephone number at that location is (408) 745-6010.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         History of Losses; Profitability Uncertain. InnerDyne has experienced operating losses since its inception in December 1985. InnerDyne reported net losses of $2.8 million on revenues of $3.6 million, $5.6 million on revenues of $5.3 million, $9.9 million on revenues of $878,909 and $10.4 million on revenues of $42,821 for the six months ended June 30, 1996 and the fiscal years ended December 31, 1995, 1994 and 1993, respectively. As of June 30, 1996, InnerDyne had an accumulated deficit of approximately $49.4 million.

         In the future, the Company expects to incur substantial additional operating losses and have cash outflow requirements as a result of expenditures related to expansion of sales and marketing capability, expansion of manufacturing capacity, research and development activities, compliance with regulatory requirements, and possible investment in or acquisition of additional complementary products, technologies or businesses. The timing and amounts of these expenditures will depend upon many factors, such as the progress of the Company's research and development, and will include factors that may be beyond the Company's control, such as the results of product trials, the requirements for and the time required to obtain regulatory approval for existing products and any other products that may be developed or acquired, and the market acceptance of the Company's products. The Company believes that it is likely to incur operating losses at least through 1996. The cash needs of the Company have changed significantly as a result of the merger completed during 1994 and the support requirements of the added business focus areas. There can be no assurance that the Company will not continue to incur losses, that the Company will be able to raise cash as necessary to fund operations or that the Company will ever achieve profitability.

         Intense Competition. The primary industry in which the Company competes, minimally invasive surgery, is dominated by two large, well-positioned entities that are intensely competitive and frequently offer substantial discounts as a competitive tactic. The United States Surgical Corporation ("U.S. Surgical") is primarily engaged in developing, manufacturing and marketing surgical wound management products, and has historically been the firm most responsible for providing products that have led to the growth of the industry. U.S. Surgical supplies a broad line of products to the M.I.S. industry, including products which facilitate access, assessment and treatment. Ethicon Endo-Surgery ("Ethicon"), a Johnson & Johnson company, has made a major investment in the M.I.S. field in recent years and is one of the leading suppliers of hospital products in the world. Furthermore, U.S. Surgical and Ethicon each utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Substantially all of the hospitals in the United States have purchasing contracts with one or both of these entities. Accordingly, customers may be dissuaded from purchasing access products from the Company rather than U.S. Surgical or Ethicon to the extent it would cause them to lose discounts on products that they regularly purchase from U.S. Surgical or Ethicon.

         The Company faces a formidable task in successfully gaining significant revenues within the M.I.S. access market. In order to succeed, management believes that the Company will need to objectively demonstrate substantial product benefits, and its sales effort must be able to effectively present such benefits to both clinicians and health care administrators. The M.I.S. access market is dominated by U.S. Surgical and Ethicon. Both entities introduced new access devices, trocars with added features, during the past two years. A number of other entities participate in various segments of the M.I.S. access market.

         There can be no assurance that the Company will be able to successfully compete in the M.I.S. access market, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         In the thermal ablation market, the Company considers its primary competition to be current therapies for the treatment of excessive menstrual bleeding, including drug therapy, dilatation and curettage, surgical endometrial ablation and hysterectomy. The Company will also compete against other techniques under development for the treatment of excessive menstrual bleeding, including endometrial ablation techniques that employ radio frequency ("RF") energy or freezing techniques ("cryoablation") and the uterine balloon therapy system being clinically tested by GyneCare, Inc.

         There are many large companies with significantly greater financial, manufacturing, marketing, distribution and technical resources and clinical experience than the Company that are developing and marketing devices for surgical removal of the uterus, uterine fibroids, the endometrial lining of the uterus and other uterine tissues or are developing non-surgical methods for treating these conditions. Additionally, there are smaller companies developing alternative methods of uterine tissue ablation that compete with the Company. There can be no assurance that these companies will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive. Such competition could have a material and adverse effect on the Company's business, financial condition and results of operations. As a result of the entry of large and small companies into the market, the Company expects competition for devices and systems used to treat excessive menstrual bleeding to increase.

         Continued Dependence on Step Products. To date, substantially all of the Company's revenues from product sales are attributable to Step products, and InnerDyne currently anticipates that sales of Step products will represent substantially all of the Company's revenues in the immediate future. Accordingly, the success of the Company is largely dependent upon increased market acceptance of its Step product line by the medical community as a reliable, safe and cost-effective access product for minimally invasive surgery. InnerDyne commenced commercial sales of its Step product in the fourth quarter of 1994, and to date sales have been made to a relatively limited number of physicians and hospitals. Recommendations and endorsements by influential members of the medical community are important for the increased market acceptance of the Company's Step products, and there can be no assurance that existing recommendations or endorsements will be maintained or that new ones will be obtained. Failure to increase market acceptance of the Company's Step products would have a material adverse effect upon the Company's business, financial condition and results of operations.

          Reliance on Future Products and New Applications; Uncertainty of Technology Changes. The medical device industry is characterized by innovation and technological change. The Company has made significant investments in researching and developing its proprietary technologies, including radial dilation, thermal ablation and biocompatible coatings. During June 1996, the Company commercially introduced on a limited basis the Reposable Step, and the Company expects to commercially introduce on a limited basis sometime later in 1996 the MiniStep, each of which is a further enhancement of its Step product line. The future success of the Company will depend in part on the timely commercial introduction and market acceptance of these products. There can be no assurance that these products will be timely introduced in commercial quantities, if at all, or that such products will achieve market acceptance. A failure by the Company to timely introduce such products or a failure of such products to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. The future success of the Company will also depend upon, among other factors, its ability to develop and gain regulatory clearance for new and enhanced versions of products in a timely fashion, including, but not limited to, the EnAbl Thermal Ablation System. There can be no assurance that the Company will be able to successfully develop new products or technologies, manufacture new products in commercial volumes, obtain regulatory approvals on a timely basis or gain market acceptance of such products. Delays in development, manufacturing, regulatory approval or market acceptance of new or enhanced products could have a material adverse impact on the Company's business, financial condition and results of operations.

         Limited Manufacturing Experience; Compliance with Good Manufacturing Practices. The Company initiated manufacture of commercial quantities of its Step access device in its Salt Lake City, Utah facility during late 1994. Accordingly, the Company has limited experience in manufacturing M.I.S. access products or other products in commercial quantities at acceptable costs. The Company's success will depend in part on its ability to manufacture its products in compliance with the Good Manufacturing Practices ("GMP") regulations of the United States Food and Drug Administration (the "FDA") and other regulatory requirements in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Failure to maintain production volumes or increase production volumes in a timely or cost-effective manner would have a material adverse effect on the Company's business, financial condition and results of operations.

         Potential Fluctuations in Operating Results. The Company's quarterly operating results have in the past fluctuated and will continue to fluctuate significantly in the future depending on the timing and shipment of product orders, new product introductions and changes in pricing policies by the Company or its competitors, the timing and market acceptance of the Company's new products and product enhancements, the continued market acceptance of InnerDyne's Step product line by the medical community, the Company's product mix, the mix of distribution channels through which the Company's products are sold, the extent to which the Company recognizes licensing revenues during a quarter, and the Company's ability to obtain sufficient supplies of sole or limited source components for its products. In particular, fluctuations in production volumes affect gross margins from quarter to quarter. Furthermore, gross margins can fluctuate from quarter to quarter to the extent the Company recognizes license revenue during a quarter because the Company may derive differing gross margins from license revenue than from product sales. In response to competitive pressures or new product introductions, the Company may take certain pricing or other actions that could materially and adversely affect the Company's operating results. In addition, new product introductions by the Company could contribute to quarterly fluctuations in operating results as orders for new products commence and orders for existing products decline.

         The Company's expense levels are based, in part, on its expectations of future revenues. Because a substantial portion of the Company's revenue in each quarter normally results from orders booked and shipped in the final weeks of that quarter, revenue levels are extremely difficult to predict. If revenue levels are below expectations, net income will be disproportionately affected because only a small portion of the Company's expenses varies with its revenue during any particular quarter. In addition, the Company typically does not operate with any material backlog as of any particular date.

         As a result of the foregoing factors and potential fluctuations in operating results, results of operations in any particular quarter should not be relied upon as an indicator of future performance. In addition, in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

         Limited Sales, Marketing and Distribution Experience. InnerDyne began commercial sales of its first M.I.S. access product in the fourth quarter of 1994 and, therefore, has limited sales, marketing and distribution experience. The Company is marketing its M.I.S. access products mainly to general surgeons and gynecologists. In the United States, InnerDyne markets its products primarily through direct representatives who are employed by the Company within selected geographical areas and a network of independent sales representatives who typically sell other complementary M.I.S. products to the same customer base. If the need arises, the Company may expand its sales force, which will require recruiting and training additional personnel. There can be no assurance that the Company will be able to recruit and train such additional personnel in a timely fashion. Loss of a significant number of InnerDyne's current sales personnel or independent sales representatives, or failure to attract additional personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company markets its products outside of the United States through international distributors in selected foreign countries after regulatory approvals, if necessary, have been obtained. Although InnerDyne currently has relationships with a limited number of international distributors, there can be no assurance that the Company will be able to build a network of international distributors capable of effectively marketing its M.I.S. access products or that such distributors will generate significant sales of such products. The Company has limited experience in marketing its products and faces substantial competition from well-entrenched and formidable competitors. As a result, there can be no assurance that the Company will successfully achieve acceptable levels of product sales at prices which provide an adequate return. Failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         Patents and Proprietary Rights. The Company's success will depend in large part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Although InnerDyne has obtained certain patents and applied for additional United States and foreign patents covering certain aspects of its technology, no assurance can be given that any additional patents will be issued or that the scope of any patent protection will exclude competitors or provide a competitive advantage, or that any of the Company's patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and therefore may be highly uncertain. InnerDyne also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not the Company's patents are issued, others may hold or receive patents that contain claims having a scope that covers products developed by InnerDyne.

         There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and companies in the medical device industry have used litigation to gain competitive advantage. Litigation involving the Company would result in substantial cost and diversion of management attention from the day-to-day operation of the business, but could be necessary to enforce patents issued to the Company, to protect trade secrets and other specialized knowledge unknown to outside parties, to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. An adverse determination in litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties under less favorable terms than might otherwise be possible and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company has in the past, and may in the future, receive correspondence from third parties claiming that the Company's products or technologies infringe intellectual property rights of such third parties. The Company and its patent counsel thoroughly review such claims, and no such outstanding claims currently exist. However, there can be no assurance that InnerDyne will not receive additional claims that its products or technologies infringe third party rights or that third parties will not litigate such claims. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations.

         Government Regulation. Clinical testing, manufacture and sale of the Company's products, including the Step product line, the EnAbl Thermal Ablation System and the Company's biocompatible coatings technology, are subject to regulation by the FDA and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

         Before a new device can be introduced in the domestic market, the manufacturer must generally obtain FDA clearance of 510(k) notification or approval of a premarket approval ("PMA") application. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Management expects that the EnAbl System will be subject to the PMA approval process prior to marketing within the United States. There can be no assurance that the Company will be able to obtain the necessary regulatory approval on a timely basis, or at all, and a delay in receipt of or failure to receive such approval would have a material adverse effect on the Company's business, financial condition and results of operations.

         A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. For any of the Company's devices cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. There can be no assurance that the Company will obtain 510(k) premarket clearance within a reasonable time frame, or at all, for any of the devices or modifications for which it may file a 510(k).

         The Company has received clearance from the FDA for the marketing of its Step device for use in accessing the abdominal and thoracic cavities for the performance of minimally invasive surgical procedures. The Company has also received FDA clearance for the marketing of its Radial Expanding Dilator ("R.E.D.") product for use in the areas of gastrostomy, cystostomy, cholecystotomy, the dilation of biliary and urethral strictures, laparoscopy and enterostomy. The Company has also received market clearance for alternative versions of its Step and R.E.D. products, including products designed to employ its radial dilation technology in vascular and orthopedic applications and for biliary indications. Although the Company has been successful in preparing requests for 510(k) clearance, there can be no assurance that 510(k) clearances for future products or product modifications can be obtained in a timely manner or at all, or that any existing clearance can be successfully maintained. A delay in receipt of, or failure to receive or maintain, such clearances would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is strictly limited to marketing its products for the indications for which they were cleared, physicians are not prohibited by the FDA from using the products for indications other than those cleared by the FDA. There can be no assurance that the Company will not become subject to FDA action resulting from physician use of its products outside of their approved indications.

         The Company has made modifications to its cleared devices that the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

         Any devices manufactured or distributed by the Company pursuant to FDA clearance or approval are subject to pervasive and continuing regulation by the FDA and certain state agencies and various foreign governments. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, would be likely to cause or contribute to a death or serious injury.

         The Company is registered as a manufacturer of medical devices with the FDA. The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements and other applicable regulations.

Failure of the Company to maintain satisfactory GMP, MDR or other applicable regulatory compliance could have a significant adverse effect on the Company's ability to continue to manufacture and distribute its products and, in the most serious cases, could result in the seizure or recall of products, injunction and/or civil fines.

         Dependence on Sole Sources. The materials utilized in the Company's M.I.S. products consist of both standard and custom components that are purchased from a variety of independent sources. The plastic parts used in the Step product are injection molded by outside vendors. The majority of these parts are produced utilizing molds that have been specially machined for and are owned by the Company. Although the Company maintains significant inventories of molded parts, any inability to utilize these molds for any reason might have a material adverse effect upon the Company's ability to meet its customers' demand for product. In addition to plastic parts produced from injection molds owned by the Company, a number of other materials are available only from a limited number of sources at the present time, including the sheath component of the Company's Step products. Efforts to identify and qualify additional sources of this sheath component and other key materials and components are underway. Although InnerDyne believes that alternative sources of these components can be obtained, internal testing and qualification of substitute vendors could require significant lead times and additional regulatory submissions. There can be no assurance that such internal testing and qualification or additional regulatory approvals will be obtained in a timely fashion, if at all. Any interruption of supply of raw materials could have a material adverse effect on the Company's ability to manufacture its products, and therefore on its business, financial condition and results of operations.

         Uncertainty Relating to Third Party Reimbursement. In the United States, health care providers, such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. Managed care providers are attempting to control the cost of health care by authorizing fewer elective surgical procedures. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

         If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's products in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

         Dependence on International Sales. In the future, the Company expects to derive an increasing portion of its revenue from international sales. To the extent the Company's international sales increase in future periods, a significant portion of the Company's revenues could be subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in applicable regulatory policies, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions could have an adverse effect on the Company's business, financial condition and results of operations. The regulation of medical devices, particularly in the European Community, continues to expand, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company.

         Future Additional Capital Requirements; No Assurance Future Capital Will be Available. The Company's capital requirements will depend on numerous factors, including market acceptance and demand for its products; the resources the Company devotes to the development, manufacture and marketing of its products; the progress of the Company's clinical research and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the resources required to protect the Company's intellectual property; the resources expended, if any, to acquire complementary businesses, products and technologies; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Funds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. Consequently, although the Company believes that the proceeds of its public offering completed during the second quarter of 1996, together with revenues, credit facilities and other sources of liquidity, will provide adequate funding for its capital requirements through at least 1997, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financings may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

         Dependence on Key Personnel. InnerDyne is dependent upon a limited number of key management and technical personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company will compete for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

         Product Liability; Claims in Excess of Insurance Coverage. The development, manufacture and sale of the Company's products entail the risk of product liability claims, involving both potential financial exposure and associated adverse publicity. The Company's current product liability insurance coverage limits are $1,000,000 per occurrence and $2,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products. In addition, the Company may require increased product liability insurance. Product liability insurance is expensive and may not be available in the future on acceptable terms, or at all. In addition, if such insurance is available, there can be no assurance that the limits of coverage of such policies will be adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

         Stock Price Volatility. The stock market in general and stocks of medical device companies in particular, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, other medical device companies or the medical device industry generally or general market conditions may have a significant effect on the market price of the Common Stock.

         Environmental Regulations. The Company is subject to a variety of local, state and federal governmental regulations relating to the use, storage, handling, manufacture and disposal of toxic and other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with applicable governmental environmental regulations. Nevertheless, the failure by the Company to comply with current or future environmental regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. Compliance with such regulations could require the Company to acquire expensive remediation equipment or to incur substantial expenses. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

         Anti-Takeover Effect of Certain Charter Provisions of Common Stock. Provisions of the Company's Certificate of Incorporation that allow the Company to issue Preferred Stock without any vote or further action by the stockholders as well as the fact that the Company's Certificate of Incorporation does not permit stockholders to cumulate votes in the election of directors may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the inability of stockholders to cumulate votes in the election of directors and provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. The possible issuance of Preferred

Stock and these provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

         Lack of Dividends. The Company has not paid any dividends and does not anticipate paying any dividends in the foreseeable future.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of the Company's Amended and Restated Certificate of Incorporation and Article VI of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Company has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

                 ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDER

         On April 17, 1996, InnerDyne privately placed 166,667 shares of its Common Stock to the Selling Stockholder pursuant to the terms of a Common Stock Purchase Agreement dated as of April 17, 1996 by and between InnerDyne and the Selling Stockholder. This Prospectus covers the 166,667 shares of InnerDyne Common Stock issued in the Private Placement to the Selling Stockholder.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholder will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. The Selling Stockholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for the Selling Stockholder incurred in connection with the sale of shares.

         The Selling Stockholder has advised the Company that during such time as the Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, it will:

         (i) not engage in any stabilization activity in connection with any of the Company's securities;

         (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person;

         (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;

         (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

         (v) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

         The Selling Stockholder, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to maintain the effectiveness of this Registration Statement until such date as the Company shall be satisfied that each holder of Shares can sell all of the Shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event after January 1, 2001. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

         The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

                               SELLING STOCKHOLDER

         The following table sets forth certain information as of September 15, 1996 with respect to the Selling Stockholder:

                                                  Shares Beneficially             Shares of             Shares Beneficially
                                                      Owned Prior                Common Stock               Owned After
        Name Of Selling Stockholder               to the Offering(1)          Offered Hereby(1)        the Offering(1)(2)
        ---------------------------               ------------------          -----------------        ------------------
                                              Number           Percent                                 Number      Percent
                                              ------           -------                                 ------      -------
Boston Scientific Corporation                 166,667            *                 166,667               --           *

- ------------------------------
*        Less than 1%

(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and the Selling Stockholder.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of InnerDyne Common Stock. See "Plan of Distribution."

         The Company has entered into an agreement with the Selling Stockholder covering the potential application and use of the Company's proprietary biocompatible coating technologies with the Selling Stockholder's stents, grafts, vena cava filters and other implantable medical devices.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025.

                                     EXPERTS

         The financial statements of InnerDyne, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholder are payable by the Selling Stockholder. All amounts are estimates except the registration fee.

                                    Amount
                                  To be Paid
                                  ----------
Registration Fee ..............       186.78
Legal Fees and Expenses .......    10,000.00
Accounting Fees and Expenses ..     2,750.00
Miscellaneous .................     5,813.22
                                  ----------
     Total ....................   $18,750.00
                                  ----------


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

ITEM 16.   EXHIBITS

    Exhibit
    Number        Description of Exhibit
    ------        ----------------------

     4.1(1)       Common Stock Purchase Agreement dated as of April 17, 1996 by and between the Registrant and the purchaser named therein

     5.1          Opinion of Venture Law Group, A Professional Corporation
    23.1          Consent of KPMG Peat Marwick LLP, Independent Auditors (see page
                  II-5)

    23.2          Consent of Counsel (included in Exhibit 5.1)

    24.1          Power of Attorney (see page II-4)

- ---------------------

(1) Incorporated by reference to Exhibit 10.2 filed in response to Item 7 "Financial Statements, Pro Forma Financial Information and Exhibits" of the Registrant's Current Report on Form 8-K dated April 18, 1996.

ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 27th day of September 1996.

                                            INNERDYNE, INC.

                                            By:   /s/ WILLIAM G. MAVITY
                                                -------------------------------
                                                 William G. Mavity
                                                 President and Chief Executive
                                                 Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, William G. Mavity and Robert A. Stern, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                             Title                                  Date
- -----------------------------------              -----------------------------------------------       ------------------
           /s/ WILLIAM G. MAVITY
        --------------------------------
            (William G. Mavity)                  President, Chief Executive Officer and Director       September 27, 1996
                                                 (Principal Executive Officer)

            /s/ ROBERT A. STERN
        --------------------------------
             (Robert A. Stern)                   Vice President and Chief Financial Officer            September 27, 1996
                                                 (Principal Financial and Accounting Officer)

           /s/ EDWARD W. BENECKE
        --------------------------------
            (Edward W. Benecke)                  Director                                              September 27, 1996

            /s/ ROBERT M. CURTIS
        --------------------------------
             (Robert M. Curtis)                  Director                                              September 27, 1996

           /s/ EUGENE J. FISCHER
        --------------------------------
            (Eugene J. Fischer)                  Director                                              September 27, 1996

              /s/ GUY P. NOHRA
        --------------------------------
               (Guy P. Nohra)                    Director                                              September 27, 1996

            /s/ STEVEN N. WEISS
        --------------------------------
             (Steven N. Weiss)                   Director                                              September 27, 1996

                         INDEPENDENT AUDITOR'S CONSENT

         We consent to incorporation by reference in the Registration Statement on Form S-3 of InnerDyne, Inc. of our report dated March 15, 1996, relating to the balance sheets of InnerDyne, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of InnerDyne, Inc.

San Francisco, California                                KPMG PEAT MARWICK LLP
September 25, 1996

                                 INNERDYNE, INC.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER
- ------

     4.1(1) Common Stock Purchase Agreement dated as of April 17, 1996 by and between the Company and the Selling Stockholder

     5.1      Opinion of Venture Law Group, A Professional Corporation

     23.1     Consent of KPMG Peat Marwick, Independent Auditors (see page II-5)

     23.2     Consent of Counsel (included in Exhibit 5.1)

     24.1     Power of Attorney (see page II-4)

- ---------------------
(1) Incorporated by reference to Exhibit 10.2 filed in response to Item 7 "Financial Statements, Pro Forma Financial Information and Exhibits" of the Registrant's Current Report on Form 8-K dated April 18, 1996.